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                                                                     EXHIBIT 5.1

                         REED SMITH SHAW & MCCLAY LLP

                             1301 K Street, N.W.
                           Suite 1100 - East Tower
                         Washington, D.C. 20005-3317
                             Phone: 202-414-9200
                               Fax: 202-414-9299

                                    September 28, 1998


Carey Diversified LLC
50 Rockefeller Plaza
New York, New York  10020

            Re:   Registration Statement on Form S-8 for the
                  Carey Diversified LLC 1997 Share Incentive Plan and the Carey Diversified LLC 1997 Non-Employee Directors' Incentive Plan
                  (the "Plans")


Gentlemen:

            We have acted as counsel to Carey Diversified LLC (the "Company") in connection with the above-captioned Registration Statement relating to 1,000,000 Limited Liability Company Listed Shares of the Company (the "Shares") which may be purchased by employees, officers and directors of the Company and its Affiliates under the Plans. Under the Plans, participants may receive either unissued or reacquired Shares, or any combination thereof. In rendering our opinion below, we have assumed that any previously issued Shares reacquired by the Company and used under the Plans were duly authorized, validly issued and fully paid at the time of their original issuance.

            In connection with this opinion, we have examined, among other things:

            (1) Amended and Restated Limited Liability Company Agreement of the Company, as amended to date;

            (2)   the By Laws of the Company, as amended to date;

            (3) resolutions adopted by the Board of Directors of the Company adopting the Plans; and

            (4)   the Plans, as currently in effect.

            Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion:
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REED SMITH SHAW & MCCLAY LLP


Carey Diversified LLC
September 28, 1998
Page 2




            (a) The Company has been duly formed and is a validly existing limited liability company under the laws of the State of Delaware; and

            (b) The Limited Liability Company Listed Shares being registered and which may be sold by the Company pursuant to the provisions of the Plans have been duly authorized, and upon such sale in accordance with the provisions of the Plans such Shares will be validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion".



                                          Very truly yours,

                                          /s/ Reed Smith Shaw & McClay LLP